Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forest Oil Corporation Patrick R. McDonald Restricted Stock Inducement Agreement and the Forest Oil Corporation Patrick R. McDonald Performance Unit Inducement Award Agreement of our reports dated February 21, 2012, with respect to the consolidated financial statements of Forest Oil Corporation, and the effectiveness of internal control over financial reporting of Forest Oil Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 28, 2012